Exhibit 99.1

Central Garden & Pet Announces Q2 2020 Results

Q2 2020 sales increased 4.4% to $703.2 million

Q2 2020 diluted EPS of $0.78; an increase of $0.05 vs. prior year

Full year 2020 guidance suspended given the unprecedented COVID-19 pandemic

WALNUT CREEK, Calif.--(BUSINESS WIRE)--May 6, 2020--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, producer and distributor of branded and private label products for the lawn & garden and pet supplies markets, today announced financial results for its fiscal 2020 second quarter ended March 28, 2020.

“We delivered a solid second quarter with both sales and profit growing versus prior year, driven in part by our recent acquisitions. This performance was achieved despite the recent headwinds posed by the unprecedented challenges of COVID-19. I am inspired by the level of commitment, creativity and collaboration I have seen from our employees, and I am grateful for their efforts, particularly those on the front line in our manufacturing, logistics and merchandising teams, “ said Tim Cofer, CEO of Central Garden & Pet. "Our primary focus has been on the health and safety of our employees, as well as on company-wide business continuity efforts."

Cofer continued, “Our company is proud to continue to serve our customers and consumers and provide comfort to those who are now spending more time taking care of their pets and tending to their gardens. Although our organization remains acutely focused on the immediate challenges of the pandemic, we have not lost sight of developing our long-term strategy, and we continue to make good progress on that front.”

Fiscal 2020 Second Quarter Financial Results

Total net sales increased 4.4% to $703.2 million compared to $673.7 million in the second quarter a year ago, driven in large part by recent acquisitions. Total Company organic sales increased 0.5%, due to strength in the Pet segment.

Second quarter gross margin decreased 110 basis points to 29.5%, due to an unfavorable mix of product sales and the impact of lower volumes in certain businesses. Operating income increased to $66.1 million from $62.2 million in the second quarter a year ago. Operating margin increased 20 basis points to 9.4% compared to 9.2%, due to gains in recent acquisitions.

Other expense was $1.0 million compared to other income of $0.5 million in the second quarter a year ago. The difference was primarily due to unfavorable foreign exchange impact and the absence of income from the Company's minority interest in Arden Companies. The Arden business is now consolidated in Central's Garden segment results, due to the Company's February 2019 purchase of the remaining 55% interest in Arden.

The Company's net income was $42.7 million for the quarter compared to $42.4 million in the second quarter a year ago. The diluted earnings per share for the quarter was $0.78 compared to $0.73 in the prior year quarter. EBITDA for the quarter was $79.3 million versus $74.0 million in the second quarter a year ago.

Pet Segment Fiscal 2020 Second Quarter Results

Second quarter net sales for the Pet segment rose 6.7% to $360.8 million compared to the same period a year ago, aided by the Company's C&S acquisition. Organic Pet sales increased by 3.8%, with notable strength in dog treats and chews, pet distribution, small animal supplies, and animal health. These gains were partially offset by a decline in live fish sales due to a major retailer exiting the category during fiscal 2019 and COVID-19 related live animal shipment limitations as well as the negative impact of lower pet bedding sales, in part due to a fire at one of the Company's facilities during the first quarter.

The Pet segment’s operating income increased 24.6% compared to the second quarter a year ago to $33.6 million. Excluding the $2.5 million impairment charge for the live fish business in the second quarter of fiscal 2019, the increase was 13.9%, aided by the C&S acquisition and organic gains. Pet operating margin also increased to 9.3%, up 130 basis points compared to the prior year quarter. Pet's organic operating margin, excluding the impairment charge, also improved, primarily due to volume strength and lower administrative costs. Pet EBITDA of $42.1 million increased from $35.0 million in the second quarter a year ago, or $37.6 million if the prior year impairment is excluded.

Garden Segment Fiscal 2020 Second Quarter Results

Second quarter net sales for the Garden segment rose 2.1% to $342.4 million, driven by the Arden acquisition. Organic sales decreased 2.8% over the prior year period, negatively impacted by the Company's exit from the fashion decor pottery product line. Lower revenues in the Company's grass seed and controls businesses were also factors in the decline. These declines were partially offset by strength in Garden distribution, wild bird feed, and live plant categories.

The Garden segment's operating income decreased slightly to $53.0 million in the quarter from $53.4 million in the second quarter of fiscal 2019, and operating margin declined 40 basis points to 15.5%. Excluding the inorganic impact of the Arden acquisition and the related $3.2 million gain in the prior year period, Garden organic operating margin was roughly flat. Garden EBITDA of $56.3 million was up from $55.7 million in the second quarter of fiscal 2019.

Fiscal Year-to-date 2020 Financial Results

Year-to-date net sales of $1,186.1 million increased 4.4% compared to $1,135.7 million a year ago, due in large part to acquisitions. Organic sales increased 0.2%. Gross margin decreased 110 basis points to 28.5% compared to 29.6% in the first six months of fiscal 2019, principally due to unfavorable mix of product sales and the impact of lower volumes in certain businesses.

For the six months ended March 28, 2020, the Company reported operating income of $68.2 million, a decrease of 5.8% from $72.3 million in the first six months of 2019. Operating margin of 5.7% decreased 70 basis points from 6.4% driven by gross margin pressure partially offset by lower administrative costs.

Net income decreased 13.4% to $38.3 million from $44.2 million a year ago and diluted earnings per share of $0.69 declined 9.2% from $0.76 per share a year ago. Year-to-date EBITDA was $94.5 million versus $96.6 million a year ago.

Non-GAAP results for the 2019 fiscal year-to-date period exclude the non-cash impairment of $2.5 million of intangible value associated with the Company's live fish business, and a $3.2 million gain from the write-up of the Company's Arden acquisition, both of which occurred in the Company's second fiscal quarter of the prior year.

Additional Information

The Company's cash balance at the end of the quarter increased to $331.6 million compared to $329.7 million in the second quarter a year ago. Cash used by operations during the quarter was $74.6 million compared to $86.1 million a year ago due primarily to favorable changes in working capital, primarily in inventory, as well as increased EBITDA. Total debt at March 28, 2020 was $693.7 million compared to $697.8 million at March 30, 2019. Net interest expense of $9.3 million for the second quarter increased $0.9 million from $8.4 million in the prior-year period, mainly due to lower interest income due to market decline. The Company's leverage ratio at the end of the second quarter, as defined in the Company's credit agreement, was 2.9x compared to 3.2x at the end of the prior year quarter. Subsequent to the second quarter, the Company borrowed $200 million under its revolving credit facility to increase financial flexibility while it navigates an uncertain COVID-19 economic environment.

The Company’s effective tax rate for the second quarter of 2020 was 22.7%, compared with 21.3% for the second quarter of 2019.

During the quarter, the Company repurchased approximately 988 thousand shares, or $25.0 million, of its common stock. As of the end of the quarter, the Company had $100 million available under the Board’s previously authorized share repurchase program and an additional 800,000 shares under the Board's equity dilution authorization.

COVID-19 Update and 2020 Guidance

Going into March, at the outset of the COVID-19 outbreak in the US, the Company was on course to deliver its full year expectations; and, despite the outbreak, underlying business momentum was solid, as evidenced by second quarter results.

In March, as the COVID-19 pandemic became more pronounced in the US, our business experienced the practical realities of navigating the pandemic - including the impact of retail location closures as well as in-store curtailments or redirections of foot traffic and limited access to specialty areas, such as outdoor garden or live animals. This impact was largely mitigated in Q2 by the favorable effect of evolving consumer spending patterns, including a rise in demand related to increases in pet ownership, temporary consumables stockpiling, and a pronounced shift from a mix of channels to e-commerce.

Given the unprecedented uncertainty of the global COVID-19 crisis, including the lack of clarity into the future and the rapid pace of change, the Company is suspending providing guidance for fiscal 2020 until the COVID-19 situation in the US stabilizes.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to discuss its second quarter results. The conference call will be accessible via the internet through Central’s website, http://ir.central.com.

Alternatively, to listen to the call by telephone, dial (201) 689-8345 (domestic and international) using confirmation #13700960. A replay of the call will be available for three days by dialing (201) 612-7415 and entering confirmation #13700960.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, producer and distributor of branded and private label products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, and OVER-N-OUT®; fertilizer and the brands PENNINGTON® and IRONITE®; live plants from BELL NURSERY; outdoor cushions and pillows from ARDEN COMPANIES; and decorative outdoor patio products under the PENNINGTON® brand. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™, COMFORT ZONE®, FARNAM®, HORSE HEALTH™ and VITAFLEX®; aquatics and reptile and the brands AQUEON®, CORALIFE®, SEGREST™ and ZILLA®; bird & small animal and the brands KAYTEE®, Forti-Diet® and CRITTER TRAIL®; and dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, IMS®, CADET®, DMC™, K&H Pet Products™, PINNACLE® and AVODERM®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has over 6,000 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company's SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including expectations for future financial results, earnings guidance for fiscal 2020 and new product offerings, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  the impact of the COVID-19 pandemic on our business, including but not limited to, the impact on our workforce, operations, supply chain, demand for our products and services, and our financial results and condition; our ability to successfully manage the challenges associated with the COVID-19 pandemic;
  seasonality and fluctuations in the Company’s operating results and cash flow;
  fluctuations in market prices for seeds and grains and other raw materials and the Company’s inability to pass through cost increases in a timely manner;
  adverse weather conditions;
  our dependence upon our key executives;
  potential acquisitions;
  the impact of new accounting regulations and the U.S. Tax Cuts and Jobs Act on the Company's tax rate;
  dependence on a small number of customers for a significant portion of our business;
  the impacts of tariffs or a potential trade war;
  risk associated with litigation arising from our business;
  uncertainty about new product innovations and marketing programs; and
  competition in our industries.

These risks and others are described in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise. The Company has not filed its Form 10-Q for the fiscal quarter ended March 28, 2020, so all financial results are preliminary and subject to change.

CENTRAL GARDEN & PET COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(Unaudited)

ASSETS	March 28, 2020	March 30, 2019	September 28, 2019
Current assets:
Cash and cash equivalents	$331,555	$329,724	$497,749
Restricted cash	13,021	16,115	12,952
Accounts receivable (less allowance for doubtful accounts of $22,103, $16,818 and $21,128)	460,985	456,129	300,135
Inventories, net	517,207	517,158	466,197
Prepaid expenses and other	36,160	33,161	30,160
Total current assets	1,358,928	1,352,287	1,307,193

Plant, property and equipment, net	241,878	217,538	245,405
Goodwill	289,854	281,177	286,077
Other intangible assets, net	141,686	142,798	146,137
Operating lease right-of-use assets	99,098	—	—
Other assets	35,963	52,340	40,208
Total	$2,167,407	$2,046,140	$2,025,020

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$186,871	$157,596	$149,246
Accrued expenses	137,723	136,413	129,166
Current lease liabilities	32,403	—	—
Current portion of long-term debt	103	5,119	113
Total current liabilities	357,100	299,128	278,525

Long-term debt	693,622	692,646	693,037
Long-term lease liabilities	70,760	—	—
Deferred income taxes and other long-term obligations	52,483	55,064	57,281

Equity:
Common stock, $0.01 par value: 11,329,110, 12,145,135 and 11,543,969 shares outstanding at March 28, 2020, March 30, 2019 and September 28, 2019	113	121	115
Class A common stock, $0.01 par value: 41,802,735, 44,386,792 and 42,968,493 shares outstanding at March 28, 2020, March 30, 2019 and September 28, 2019	418	444	430
Class B stock, $0.01 par value: 1,647,922 shares outstanding at March 28, 2020 and 1,652,262 at March 30, 2019 and September 28, 2019	16	16	16
Additional paid-in capital	562,625	592,331	575,380
Retained earnings	431,486	407,117	421,742
Accumulated other comprehensive loss	(1,645)	(1,280)	(1,676)
Total Central Garden & Pet Company shareholders’ equity	993,013	998,749	996,007
Noncontrolling interest	429	553	170
Total equity	993,442	999,302	996,177
Total	$2,167,407	$2,046,140	$2,025,020

CENTRAL GARDEN & PET COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 28, 2020	March 30, 2019	March 28, 2020	March 30, 2019
Net sales	$703,229	$673,701	$1,186,057	$1,135,691
Cost of goods sold and occupancy	496,112	467,650	847,674	799,458
Gross profit	207,117	206,051	338,383	336,233
Selling, general and administrative expenses	141,012	143,898	270,213	263,899
Operating income	66,105	62,153	68,170	72,334
Interest expense	(10,753)	(10,640)	(21,394)	(21,254)
Interest income	1,417	2,255	3,421	4,792
Other income (expense)	(979)	500	(674)	308
Income before income taxes and noncontrolling interest	55,790	54,268	49,523	56,180
Income tax expense	12,648	11,546	10,920	11,819
Income including noncontrolling interest	43,142	42,722	38,603	44,361
Net income attributable to noncontrolling interest	438	331	316	167
Net income attributable to Central Garden & Pet Company	$42,704	$42,391	$38,287	$44,194

Net income per share attributable to Central Garden & Pet Company:
Basic	$0.79	$0.74	$0.70	$0.78
Diluted	$0.78	$0.73	$0.69	$0.76

Weighted average shares used in the computation of net income per share:
Basic	54,281	57,050	54,517	56,976
Diluted	54,952	58,026	55,220	58,013

Use of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States (GAAP). However, to supplement the financial results prepared in accordance with GAAP, we use non-GAAP financial measures including EBITDA and organic sales. Management believes these non-GAAP financial measures that exclude the impact of specific items (described below) may be useful to investors in their assessment of our ongoing operating performance and provide additional meaningful comparisons between current results and results in prior operating periods.

EBITDA is defined by us as income before income tax, net other expense, net interest expense and depreciation and amortization (or operating income plus depreciation and amortization expense). We present EBITDA because we believe that EBITDA is a useful supplemental measure in evaluating the cash flows and performance of our business and provides greater transparency into our results of operations. EBITDA is used by our management to perform such evaluation. EBITDA should not be considered in isolation or as a substitute for cash flow from operations, income from operations or other income statement measures prepared in accordance with GAAP. We believe that EBITDA is frequently used by investors, securities analysts and other interested parties in their evaluation of companies, many of which present EBITDA when reporting their results. Other companies may calculate EBITDA differently and it may not be comparable.

We have also provided organic net sales, a non-GAAP measure that excludes the impact of businesses purchased or exited in the prior 12 months, because we believe it permits investors to better understand the performance of our historical business without the impact of recent acquisitions or dispositions.

The reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. We have not provided a reconciliation of non-GAAP guidance measures to the corresponding GAAP measures on a forward-looking basis due to the potential significant variability and limited visibility of the excluded items. We believe that the non-GAAP financial measures provide useful information to investors and other users of our financial statements by allowing for greater transparency in the review of our financial and operating performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our performance, and we believe these measures similarly may be useful to investors in evaluating our financial and operating performance and the trends in our business from management's point of view. While our management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read in conjunction with those GAAP results.

Non-GAAP financial measures reflect adjustments based on the following items:

  Gains from the fair value remeasurement of previously held investment interests: we have excluded the impact of the fair value remeasurement of a previously held investment interest as it represents an infrequent transaction that occurs in limited circumstances that impacts the comparability between operating periods. We believe the adjustment of these gains supplements the GAAP information with a measure that may be used to assess the sustainability of our operating performance.
  Asset impairment charges: we have excluded the impact of asset impairments on intangible assets as such non-cash amounts are inconsistent in amount and frequency. We believe that the adjustment of these charges supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.

From time to time in the future, there may be other items that we may exclude if we believe that doing so is consistent with the goal of providing useful information to investors and management.

The non-GAAP adjustments reflect the following:

  During the second quarter of fiscal 2019, we recorded a preliminary, pending the finalization of the related purchase accounting, non-cash $3.2 million gain in our Garden segment from the fair value remeasurement of our previously held 45% interest in Arden upon our acquisition of the remaining 55% interest. The gain was recorded as part of selling, general and administrative costs in the condensed consolidated statements of operations.
  During the second quarter of fiscal 2019, we recognized a non-cash impairment charge in our Pet segment of $2.5 million related to the impairment of intangible assets caused by a retail customer exiting the live fish business. The adjustment was recorded as part of selling, general and administrative costs.

Operating Income Reconciliation		GAAP to Non-GAAP Reconciliation (in thousands) For the Three Months Ended		GAAP to Non-GAAP Reconciliation (in thousands) For the Six Months Ended
		Consolidated		Consolidated
		March 28, 2020	March 30, 2019	March 28, 2020	March 30, 2019
GAAP operating income		$66,105	$62,153	$68,170	$72,334
Previously held investment interest fair value remeasurement	(1)	—	(3,215)	—	(3,215)
Intangible asset impairment	(2)	—	2,540	—	2,540
Non-GAAP operating income		$66,105	$61,478	$68,170	$71,659
Pet Segment Operating Income Reconciliation		GAAP to Non-GAAP Reconciliation (in thousands) For the Three Months Ended		GAAP to Non-GAAP Reconciliation (in thousands) For the Six Months Ended
		Pet		Pet
		March 28, 2020	March 30, 2019	March 28, 2020	March 30, 2019
GAAP operating income		$33,617	$26,984	$63,839	$56,739
Intangible asset impairment	(2)	—	2,540	—	2,540
Non-GAAP operating income		$33,617	$29,524	$63,839	$59,279
Garden Segment Operating Income Reconciliation		GAAP to Non-GAAP Reconciliation (in thousands) For the Three Months Ended		GAAP to Non-GAAP Reconciliation (in thousands) For the Six Months Ended
		Garden		Garden
		March 28, 2020	March 30, 2019	March 28, 2020	March 30, 2019
GAAP operating income		$53,020	$53,355	$44,652	$48,718
Previously held investment interest fair value remeasurement	(1)	—	(3,215)	—	(3,215)
Non-GAAP operating income		$53,020	$50,140	$44,652	$45,503

Organic Net Sales Reconciliation

We have provided organic net sales, a non-GAAP measure that excludes the impact of recent acquisitions and dispositions, because we believe it permits investors to better understand the performance of our historical business. We define organic net sales as net sales from our historical business derived by excluding the net sales from businesses acquired or exited in the preceding 12 months. After an acquired business has been part of our consolidated results for 12 months, the change in net sales thereafter is considered part of the increase or decrease in organic net sales.

	GAAP to Non-GAAP Reconciliation (in millions) For the Three Months Ended March 28, 2020
	Consolidated		Pet Segment		Garden Segment
		Percent change		Percent change		Percent change

Reported net sales - Q2 FY20 (GAAP)	$703.2		$360.8		$342.4
Reported net sales - Q2 FY19 (GAAP)	673.7		338.2		335.5
Increase in net sales	29.5	4.4%	22.6	6.7%	6.9	2.1%
Effect of acquisition and divestitures on increase in net sales	26.1		9.9		16.2
Increase in organic net sales - Q2 FY20	$3.4	0.5%	$12.7	3.8%	$(9.3)	(2.8)%

GAAP to Non-GAAP Reconciliation (in millions) For the Six Months Ended March 28, 2020
Consolidated	Pet Segment	Garden Segment
Percent change	Percent change	Percent change
Reported net sales - Q2 FY20 YTD (GAAP)	$1,186.1	$714.8	$471.3
Reported net sales - Q2 FY19 YTD (GAAP)	1,135.7	678.6	457.1
Increase in net sales	50.4	4.4%	36.2	5.3%	14.2	3.1%
Effect of acquisition and divestitures on increase in net sales	47.9	19.1	28.8
Increase (decrease) in organic net sales - Q2 FY20 YTD	$2.5	0.2%	$17.1	2.5%	$(14.6)	(3.2)%

EBITDA Reconciliation	GAAP to Non-GAAP Reconciliation (in thousands, except per share amounts) For the Three Months Ended March 28, 2020
Garden	Pet	Corp	Total
Net income attributable to Central Garden & Pet	—	—	—	$42,704
Interest expense, net	—	—	—	9,336
Other income	—	—	—	979
Income tax expense	—	—	—	12,648
Net income attributable to noncontrolling interest	—	—	—	438
Sum of items below operating income	—	—	—	23,401
Income (loss) from operations	$53,020	$33,617	$(20,532)	$66,105
Depreciation & amortization	3,324	8,441	1,411	13,176
EBITDA	$56,344	$42,058	$(19,121)	$79,281

EBITDA Reconciliation	GAAP to Non-GAAP Reconciliation (in thousands, except per share amounts) For the Three Months Ended March 30, 2019
	Garden	Pet	Corp	Total
Net income attributable to Central Garden & Pet	—	—	—	$42,391
Interest expense, net	—	—	—	8,385
Other expense	—	—	—	(500)
Income tax expense	—	—	—	11,546
Net income attributable to noncontrolling interest	—	—	—	331
Sum of items below operating income	—	—	—	19,762
Income (loss) from operations	$53,355	$26,984	$(18,186)	$62,153
Depreciation & amortization	2,312	8,039	1,526	11,877
EBITDA	$55,667	$35,023	$(16,660)	$74,030

EBITDA Reconciliation	GAAP to Non-GAAP Reconciliation (in thousands, except per share amounts) For the Six Months Ended March 28, 2020
	Garden	Pet	Corp	Total
Net income attributable to Central Garden & Pet	—	—	—	$38,287
Interest expense, net	—	—	—	17,973
Other income	—	—	—	674
Income tax expense	—	—	—	10,920
Net income attributable to noncontrolling interest	—	—	—	316
Sum of items below operating income	—	—	—	29,883
Income (loss) from operations	$44,652	$63,839	$(40,321)	$68,170
Depreciation & amortization	6,619	16,931	2,766	26,316
EBITDA	$51,271	$80,770	$(37,555)	$94,486
EBITDA Reconciliation	GAAP to Non-GAAP Reconciliation (in thousands, except per share amounts) For the Six Months Ended March 30, 2019
	Garden	Pet	Corp	Total
Net income attributable to Central Garden & Pet	—	—	—	$44,194
Interest expense, net	—	—	—	16,462
Other expense	—	—	—	(308)
Income tax expense	—	—	—	11,819
Net income attributable to noncontrolling interest	—	—	—	167
Sum of items below operating income	—	—	—	28,140
Income (loss) from operations	$48,718	$56,739	$(33,123)	$72,334
Depreciation & amortization	5,138	16,095	2,996	24,229
EBITDA	$53,856	$72,834	$(30,127)	$96,563

Contacts

Denise Hooper
Central Garden & Pet Company
925.948.3671